SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C. 20549

                           FORM 15

          Certification and Notice of Termination of
 Registration under Section 12(g) of the Securities Exchange
      Act of 1934 or Suspension of Duty to File Reports
    Under Sections 13 and 15(d) of the Securities
                    Exchange Act of 1934.
                                    Commission File Number   0-27214



                        Gynecare, Inc.
 ......................................................................
   (Exact name of registrant as specified in its charter)


     235 Constitution Drive, Menlo Park, California 94025
                        (415) 614-2500
 ......................................................................
      (Address, including zip code and telephone number,
             including area code, of registrant's
                 principal executive offices)


                Common Stock ($.001 Par Value)
 ......................................................................
   (Title of each class of securities covered by this Form)

                             None
 ......................................................................
     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [ x ]               Rule 12h-3(b)(1)(ii) [  ]
     Rule 12g-4(a)(1)(ii) [   ]               Rule 12h-3(b)(2)(i)  [  ]
     Rule 12g-4(a)(2)(i)  [   ]               Rule 12h-3(b)(2)(ii) [  ]
     Rule 12g-4(a)(2)(ii) [   ]               Rule 15d-6           [  ]
     Rule 12h-3(b)(1)(i)  [ x ]

 Approximate number of holders of record as the certification or notice date:


 ...................................1...................................

     Pursuant to the requirements of the Securities Exchange
Act of 1934, Gynecare, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:......November 19, 1997...........BY:.../s/ Roseanne Hirsch........
                                     Name:  Roseanne Hirsch
                                     Title: President and Chief
                                            Executive Officer